CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2009 relating to the financial statements of Columbia Banking System, Inc. and the effectiveness of Columbia Banking System Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference in the Prospectus included in Registration Statement No. 333-154418.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Seattle, Washington

August 5, 2009